Exhibit 99.1

Fred's Reports Second Quarter 2008 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended August 2, 2008.

For the second quarter of 2008, Fred's reported net income of $1.0 million or $0.03 per diluted share, inclusive of net costs associated with the closing of 50 stores and one pharmacy during the second quarter, pursuant to the Company's previously announced program to close 75 underperforming stores and 22 underperforming pharmacies in 2008. Excluding net costs associated with the store restructuring program, net income was $4.2 million or $0.10 per diluted share for the second quarter. In the year-earlier quarter, Fred's net income totaled $3.1 million or $0.08 per diluted share.

For the six months ended August 2, 2008, net income totaled $8.3 million or $0.21 per diluted share, including net costs related to closing 67 stores and 22 pharmacies so far in 2008. Excluding net costs associated with the store restructuring program, net income was $11.5 million or $0.29 per diluted share for the first six months of 2008. In the first half of 2007, Fred's net income totaled $10.5 million or $0.26 per diluted share.

Fred's total sales for the second quarter of fiscal 2008 increased 5% to $447.1 million from $424.6 million for the same period last year, with the year-over-year increase reflecting the Company's store-closing program. Excluding stores closed in 2008, total sales from ongoing stores increased 7% over last year. On a comparable store basis, second quarter sales increased 4.9% versus 0.8% in the year-earlier period. For the first half of 2008, total sales increased 5% to $911.4 million compared with $866.9 million in the year-earlier period. Comparable store sales for the year to date in 2008 increased 3.5% versus 1.3% in the prior-year period.

Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "We are pleased to report ongoing improvements in our operational performance in the second quarter, extending the progress we posted earlier in 2008 as we continue to implement our strategic plan focused on our core stores. Excluding net costs associated with our store restructuring program, our second quarter operating income rose 17% year over year, reflecting improvements made throughout the Company to boost sales and traffic and control operating expenses. These initiatives also enabled us to leverage our operating expenses despite increases in both shipping and utilities expenses and, in turn, allowed us to reach the high end of our target range for both top- and bottom-line growth by the midpoint of the year. Beyond their positive impact on earnings, these initiatives are apparent as well in our stronger balance sheet at the end of the first half, as we eliminated $33 million of revolving debt that was outstanding last year and ended the second quarter with almost $10 million in cash.

Hayes added, "Although we expect ongoing pressure on gross margins due to the current economic environment, we believe our strong market niche – coupled with the positive impact of our short- and long-term initiatives – positions us to reach our strategic objectives for 2008. Considering a calendar shift in August that presents no first-of-the-month boost, and with tougher sales comparisons against last year, we anticipate August comparable store sales to be at the lower end of our target range. However, we expect to remain on our financial plan for the third quarter."

Fred's gross profit for the second quarter increased 2% to $123.9 million from $121.5 million in the prior-year period. Gross margin for the quarter was 27.7% compared with 28.6% in the second quarter last year. The lower gross margin for the second quarter of 2008 reflected primarily the continued mix shift of general merchandise products, rising costs, and higher inbound freight costs. Gross profit for the first half of 2008 increased 3% to $256.3 million from $248.5 million last year. Gross margin for the year-to-date period in 2008 was 28.1% versus 28.7% last year.

Selling, general and administrative expenses for the second quarter of 2008, including depreciation and amortization, were 27.3% of sales, unchanged from the year-earlier period. Excluding net costs associated with the store restructuring program, of which $6.7 million were non-cash costs for expected lease-related liabilities, expenses were 26.4% of sales versus 27.2% in the second quarter last year. This expense leverage primarily came from managing labor and other costs in the stores. For the first half of 2008, selling, general and administrative expenses were 26.6% of sales compared with 26.8% of sales in the prior-year period. Excluding net costs associated with the store restructuring program, expenses were 26.1% of sales versus 26.7% in the first six months of last year.

Operating income for the second quarter of 2008 was $1.9 million compared with $5.7 million in the prior-year period, reflecting the impact of net costs associated with the store restructuring program. Excluding the effect of these net costs, operating income was $6.7 million, a 17% increase over the second quarter of last year. The improved performance from ongoing operations reflected primarily higher comparable store sales in the quarter and greater leverage of operating expenses throughout the Company. Operating income for the first six months of 2008 totaled $13.7 million, down from $16.9 million in the prior-year period. Excluding the effect of net costs associated with the store restructuring program, operating income was $18.5 million for the first half of 2008, a 10% increase from the year-earlier period.

During the second quarter, Fred's opened seven new stores and two new pharmacies. For the year-to-date period, the Company has opened 15 stores and three pharmacies.

In the third quarter, the Company expects total sales to be flat with last year, reflecting the closing of the 75 stores and 22 pharmacies in line with the Company's planned restructuring program. Comparable store sales are expected to increase in the range of 1% to 3%. Earnings per share are forecasted to be in the range of $0.16 to $0.18 for the third quarter, increasing 33% to 50% over the same period last year.

Looking ahead, the Company continues to expect total earnings per diluted share for 2008 to be in the range of $0.54 to $0.58, including net costs in 2008 related to the announced store closings. Excluding net costs associated with the store restructuring program in 2008, earnings per share in 2008 are expected to be in the range of $0.72 to $0.76.

Fred's, Inc. operates 664 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 29, 2008.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended August 2, 2008	13 Weeks Ended August 4, 2007	Percent Change
Net sales	$447,127	$424,640	5.3%
Operating income	$1,946	$5,702	-65.9%
Net income	$1,033	$3,058	-66.2%
Net income per share:
Basic	$0.03	$0.08	-62.5%
Diluted	$0.03	$0.08	-62.5%
Average shares outstanding:
Basic	39,617	39,864
Diluted	39,840	39,982

	26 Weeks Ended August 2, 2008	26 Weeks Ended August 4, 2007	Percent Change
Net sales	$911,419	$866,902	5.1%
Operating income	$13,684	$16,859	-18.8%
Net income	$8,283	$10,496	-21.1%
Net income per share:
Basic	$0.21	$0.26	-19.2%
Diluted	$0.21	$0.26	-19.2%
Average shares outstanding:
Basic	39,710	39,851
Diluted	39,904	39,974

FRED'S, INC. Unaudited Fiscal 2008 Second Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended August 2, 2008	% of Total	13 Weeks Ended August 4, 2007	% of Total
Net sales	$447,127	100.0%	$424,640	100.0%
Cost of goods sold	323,276	72.3%	303,157	71.4%
Gross profit	123,851	27.7%	121,483	28.6%
Depreciation & amortization	6,780	1.5%	7,408	1.7%
Selling, general and administrative expenses	115,125	25.8%	108,373	25.6%
Operating income	1,946	0.4%	5,702	1.3%
Interest (income) expense, net	78	0.0%	237	0.0%
Income before income taxes	1,868	0.4%	5,465	1.3%
Provision for income taxes	835	0.2%	2,407	0.6%
Net income	$1,033	0.2%	$3,058	0.7%
Net income per share:
Basic	$0.03		$0.08
Diluted	$0.03		$0.08
Weighted average shares outstanding:
Basic	39,617		39,864
Diluted	39,840		39,982

Unaudited Fiscal 2008 Six-month Results (in thousands, except per share amounts)

	26 Weeks Ended August 2, 2008	% of Total	26 Weeks Ended August 4, 2007	% of Total
Net sales	$911,419	100.0%	$866,902	100.0%
Cost of goods sold	655,087	71.9%	618,418	71.3%
Gross profit	256,332	28.1%	248,484	28.7%
Depreciation & amortization	13,862	1.5%	14,635	1.7%
Selling, general and administrative expenses	228,786	25.1%	216,990	25.1%
Operating income	13,684	1.5%	16,859	1.9%
Interest (income) expense, net	251	0.0%	141	0.0%
Income before income taxes	13,433	1.5%	16,718	1.9%
Provision for income taxes	5,150	0.6%	6,222	0.7%
Net income	$8,283	0.9%	$10,496	1.2%
Net income per share:
Basic	$0.21		$0.26
Diluted	$0.21		$0.26
Weighted average shares outstanding:
Basic	39,710		39,851
Diluted	39,904		39,974

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	August 2, 2008	August 4, 2007
ASSETS:
Cash and cash equivalents	$9,555	$ 2,302
Inventories	335,341	347,594
Receivables	28,079	26,349
Other non-trade receivables	18,343	18,476
Prepaid expenses and other current assets	11,045	10,604
Total current assets	402,363	405,325
Property and equipment, net	141,575	139,312
Other non-current assets	10,599	9,060
Total assets	$ 554,537	$ 553,697

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$ 87,088	$ 67,117
Current portion of indebtedness	609	849
Current portion of capital lease obligation	0	276
Accrued expenses and other	44,844	39,552
Deferred income taxes	15,695	14,635
Income taxes payable	0	0
Total current liabilities	148,236	122,429

Long-term portion of indebtedness	4,937	32,883
Deferred income taxes	7,687	11,550
Long-term portion of capital lease obligations	0	0
Other non-current liabilities	13,591	11,072
Total liabilities	174,451	177,934
Shareholders' equity	380,086	375,763
Total liabilities and shareholders' equity	$ 554,537	$ 553,697

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer